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                                                                 Exhibit 10 (m)


             DESCRIPTION OF AGREEMENT BETWEEN THE GILLETTE COMPANY
                 AND LORNE R. WAXLAX DATED SEPTEMBER 30, 1993


Mr. Waxlax served as Executive Vice President through September 30, 1993. Pursuant to a three-year noncompetition agreement ending December 31, 1996, he will continue to be employed by the Company for two years ended December 31, 1995, during which period he will receive annual compensation of $725,000 per year and participate in certain Company benefits. In the event of a change in control of the Company, the compensation payable under the agreement would become immediately payable in a lump sum.